Exhibit 10.1

FORM OF STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of April ___, 2010 (“Effective Date”), between Advaxis, Inc. (“Company”) and Numoda Capital Innovations, LLC (“NCI”), Tax ID# 27-0256095.

WITNESSETH

WHEREAS, the Company identifies and develops proprietary pharmaceutical products and transitions them from basic research (discovery) through clinical trials;

WHEREAS, the Company and Numoda Corporation (“Numoda”), an affiliate of NCI, have executed a Project Agreement (“PA”), and two P2C / Clinical Trial Letters of Intent on April 9, 2009 (the “419/09 P2C CT LOP’) and June 19, 2009 (the “6/19/09 P2C CT LOI”), pursuant to which agreements the Company has engaged Numoda to advance the development of its pharmaceutical product covered by protocols titled “A Randomized, Active Therapy Controlled Phase 2 Study to Assess the Safety and Efficacy of ADXS11-001 for the Treatment of Recurrent Cervix Cancer” and “A Randomized, Single Blind, Placebo Controlled Phase 2 Study to Assess the safety, Efficacy, and Immunogenicity of Lovaxin C for the Treatment of Cervical Intraepithelial Neoplasia Grade 2/3” through clinical trials; and

WHEREAS, the Company desires to have NCI fund a portion of the services performed by Numoda under the PA, the 419/09 P2C CT L01, and the 6/19/09 P2C CT LOI in consideration for issuing Preferred Stock in the Company to NCI;

NOW, THEREFORE, in consideration of the mutual agreements, promises, and undertakings hereinafter set forth, the Company and NCI agree as follows:

1. Stock Purchase. On the Effective Date of this Agreement, Company shall issue to NCI 3,500,000 shares of Company’s Common Stock at a price per share of USD $0.17 (collectively, the “Shares”). In consideration for the Shares, the Company accepts NCI funding USD $595,000 in services performed by Numoda Corporation for the Company in accordance with the July 8, 2009 Project Agreement between Numoda Corporation and the Company for the studies covered by protocols titled “A Randomized, Active Therapy Controlled Phase 2 Study to Assess the Safety and Efficacy of ADXS1I-001 for the Treatment of Recurrent Cervix Cancer” and “A Randomized, Single Blind, Placebo Controlled Phase 2 Study to Assess the safety, Efficacy, and Immunogenicity of Lovaxin C for the Treatment of Cervical Intraepithelial Neoplasia Grade 2/3” and included as Exhibit A to this agreement. No later than five (5) business days after the Effective Date, Company shall deliver to NCI a certificate representing the Shares. If NCI requests, the Company shall also issue a press release announcing NCI’s investment in the Company in a form satisfactory to NCI. The Shares shall be registered by the Company within 120 days, such that they may be freely resold by NCI at any time without any additional registration or qualification and without violation of the Securities Act, any other federal or state securities laws or any regulations or requirements promulgated thereunder. As holder of the Shares, NCI shall be entitled to all of the same rights and privileges, including, without limitation, dividends and voting rights, as other holders of Company stock of the same class.

2. Notices. Notifications in connection with this Agreement shall be given or made in accordance with the requirements below. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and may be delivered personally or by a reputable overnight delivery service, or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to NCI: Numoda Capital Innovations, LLC, 601 Walnut Street, 9th Floor, Philadelphia, PA 19106 USA. Attention: Patrick Keenan, Chief Counsel.

If to Advaxis: Advaxis, Inc., 675 US Highway 1, Suite B113, North Brunswick, NJ 08902 USA. Attention: Thomas Moore, Chief Executive Officer.

Notices shall be effective upon receipt.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Numoda that:

(a)
Except as previously disclosed in the Company’s public securities filings, there is not pending or, to the best knowledge of the Company, threatened any suit, action or proceeding against or affecting the Company that might materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or otherwise, of the Company.

(b)
Except as previously disclosed in the Company’s public securities filings, the Company is not a party to or bound by any contract, agreement, order or decree which materially adversely affects the business, operations, properties, assets, prospects or condition, financial or otherwise, of the Company.

(c)
The Company has all requisite power and authority to enter into and perform this Agreement and to deliver the Shares hereunder. All corporate action on the part of Company necessary for the execution of this Agreement, for the performance of Company’s obligations hereunder and for the sale of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations or qualifications from or with any party or any governmental entity are necessary for the Company to execute this Agreement, perform its obligations hereunder and deliver the Shares to Numoda. This Agreement is duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(d)	The Shares as delivered to Numoda shall be duly and validly issued, fully paid and non- assessable, and free of all liens, encumbrances and restrictions.

4. Representations and Warranties of NCI. NCI hereby represents and warrants to the Company that NCI has all requisite power and authority to enter into and perform this Agreement. All corporate action on the part of NCI necessary for the execution of this Agreement, for the performance of NCI’s obligations hereunder and for the purchase of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations or qualifications from or with any party or any governmental entity are necessary for NCI to execute this Agreement and perform its obligations hereunder. This Agreement is duly executed and delivered by NCI and constitutes a legal, valid and binding obligation of NCI, enforceable against NCI in accordance with its terms.

5. Survival. The representations and warranties set forth in Section 3 and 4 hereof shall survive for two years and one day after the Effective Date.

6. Indemnification. The Company on one hand and NCI on the other hand each indemnify and hold harmless the other and its officers, directors, employees and agents, if any (the “Indemnitee(s)”) from and against all costs, losses, liabilities, damages, claims, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and any other amounts arising from any and all claims, demands, or proceedings incurred or accrued by an Indemnitee as a result of a breach by the indemnifying party of its representations, warranties or obligations under this Agreement. The indemnification provided by this Section 6 shall be in addition to any other rights to which the Indemnitee(s) may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee(s). Subject to the foregoing sentence, the provisions of this Section 6 are for the benefit of the Indemnitee(s) and shall not be deemed to create any rights for the benefit of any other persons.

7. General Provisions. This Agreement is intended to set forth the full and complete understanding of the parties. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and exclusive venue for adjudication of any disputes relating hereto shall be in the federal and state courts for the County of Philadelphia, Pennsylvania.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NUMODA CAPITAL INNOVATIONS, LLC

By:	/s/	Name and Title

ADVAXIS, INC.

By:	/s/	Name and Title